EXHIBIT 99.1

First Consulting Group (FCG) Announces Sale of FirstGateways Business
                           to MedPlus, Inc.

    LONG BEACH, Calif.--(BUSINESS WIRE)--Sept. 13, 2007--First
Consulting Group, Inc. (FCG) (NASDAQ:FCGI) today announced the sale of its FirstGateways(TM) business to MedPlus, Inc.

    Effective September 12, 2007, FCG has completed the sale of its FirstGateways product business, which enables the collection, aggregation and presentation of patient-centric data to clinicians on a real-time and secure basis, to MedPlus in exchange for a cash payment. FCG may earn additional cash consideration if certain total contract value thresholds are met during an earn-out period that runs through December 2009 and for which contracts are executed on or before March 31, 2010.

    The recently announced FirstGateways contract with NYCLIX, the New York City based Regional Health Information Organization (RHIO), is among the assets acquired by MedPlus as a part of the sale. FCG will be providing consulting, integration and hosting services for NYCLIX and other Health Information Exchange (HIE) and hospital customers utilizing the FirstGateways solution. The parties also executed a reference selling arrangement through which FCG can earn compensation for generating qualified leads for the sale of the FirstGateways product on behalf of MedPlus.

    The terms of the asset purchase agreement include customary representations, warranties, covenants and indemnification provisions.

    FCG expects to account for the disposition of FirstGateways, which currently comprises substantially all of FCG's Software Products segment, as a discontinued operation in the third quarter of 2007. The Software Products segment incurred losses of approximately $500,000 and $750,000 in the first and second quarters of fiscal year 2007, respectively. Additionally, FCG expects to realize approximately $8 million of after tax cash proceeds from the transaction, and record a net gain on the disposition of the discontinued operation of approximately $11 million, or 40 cents per share, in the third quarter of 2007.

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration services and proprietary software products for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, offsite and offshore outsourced services, FCG provides low-cost, high-quality offerings to improve its clients' performance. The firm's consulting and integration services and proprietary software products increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Forward-Looking Statements

    This release contains forward-looking statements regarding the expected impact on FCG's financial results due to the sale of the FirstGateways assets described in this press release. These forward-looking statements involve known and unknown risks which may cause actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. Some of the risks that should be considered include (i) the ability of FCG to effectively transition the operations relating to sold assets described in this press release; and (ii) other factors referenced in FCG's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    CONTACT: First Consulting Group, Inc.
             Larry Ferguson, CEO, 562-624-5220
             Tom Watford, EVP, COO and CFO, 562-624-5222